Exhibit 99.2

Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

CORPORATE PARTICIPANTS

Jeff Risenmay, Controller

Ron Fleming, President and Chief Executive Officer

Mike Liebman, Senior Vice President and Chief Financial Officer

PRESENTATION Operator:

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Global Water Resources Inc. 2016 Fourth Quarter and Year End Conference Call. At this time, all participants are in listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. If anyone has any difficulties during the conference, please press star, zero, for Operator assistance at any time. I would like to remind everyone that this call is being recorded on March 10, 2017 at 1:00PM Eastern time.

I would now like to turn the conference over to Jeff Risenmay, Controller. Please go ahead.

Jeff Risenmay:

Good morning, everyone, and thank you for joining us on today’s call. Today, we issued our 2016 fourth quarter and year-end financial results by press release, a copy of which is available on our website at www.gwresources.com. Speaking today is Ron Fleming, President and Chief Executive Officer and Mike Liebman, Chief Financial Officer. Mr. Fleming will summarize the key events of the fourth quarter and year ended 2016 and the subsequent highlights for post quarter both. Next, Mr. Liebman will review the financial results for the three months and the year ended December 31, 2016. Mr. Fleming and Mr. Liebman will be available for questions at the end of the call.

Before we begin, I’d like to remind you that certain information presented today may include forward-looking statements. Such statements reflect the Company’s current expectations, estimates, projections and assumptions regarding future events. These forward-looking statements involve a number of assumptions, risks, uncertainties, estimates, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements which reflect Management’s views as of the date hereof and are not guarantees of future performance. For additional information regarding factors that may affect future results, please read the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which are included within the Form 10-K filed with the SEC earlier today. Such filings are available at www.sec.gov.

Certain non-GAAP measures may be included within today’s call. For a reconciliation of these measures to the comparable GAAP financial measures, please see the tables included in today’s earnings release, which is available on our website. Unless otherwise stated, all amounts discussed are in US dollars.

I’ll now turn the call over to Mr. Ron Fleming.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

Ron Fleming:

Thank you, Jeff. Good morning, everyone, and thank you for joining us today. We’re very pleased to report the results of our fourth quarter and year end 2016, which was a milestone year for Global Water, after the successful conclusion to our multi-year strategic plan to return Global Water to a place of strength and opportunity. Before Mike reviews the financial highlights for the last time, I will once again review the importance of the strategic initiatives completed this year.

As previously announced, early this year, we completed a series of transactions that resulted in the merger of GWR, Global Water Resources Corp., the entity publicly traded on the Toronto Stock Exchange with and into Global Water Resources Inc., and a concurrent IPO on that deck. The transaction was part of our overall plan to simplify the corporate structure by eliminating one level of holding company ownership; refinance our outstanding tax-exempt bonds on more favorable terms; improve liquidity for shareholders; and have a single, governing jurisdiction in the US, where all of our assets, operations and employees of the business are located.

Subsequent to the successful merger and IPO, we announced execution of a no-purchase agreement to refinance our existing long-term tax-exempt bonds, improve free cash flow, and provide additional liquidity to the Company. This transaction closed on June 24, 2016. Further, with a portion of the proceeds from the debt refinancing, we negotiated an early payment option for our remaining payment due under the Sonoran Utilities purchase agreement, which was a competitor within the City of Maricopa service area that we acquired in 2006. The final payment was due to Sonoran in October of 2018. However, making this early payment resulted in a $950,000 reduction to the payment cost.

Moving on, as you will recall, another key component of the overall strategic plan was to sell non-core assets and focus the Company back on our large-service areas and business model, where we are an integrated service provider for water, waste water, and recycled water. This was the driver behind our agreement to settle the Valencia condemnation on attractive terms in 2015 and sell the assets of Willow Valley Water Company, which closed and funded on May 9.

Further, we were successful in receiving a very meaningful private letter ruling from the IRS. Specifically, as it pertains to the proceeds stemming from the Valencia condemnation, the IRS ruled that we can make capital investments in our existing utilities, both water and waste water, which would qualify under IRC Section 1033, reinvestment requirements for deferral of income tax on the gain realized.

For Global Water, we look at the ruling the following way: generally, our Valencia tax rate on the approximate $52 million gain currently stands at roughly 38%. So, to the extent we may qualify in capital investments that will allow us to defer the gain and reduce the associated tax payment by approximately

38%. The time horizon to make these capital investments is two years from the end of the tax year in which the gain was realized. The event occurred in July 2015, so the tax year of the gain is 2015, allowing for such investments through the end of calendar year 2017. We will request a single one year extension from the IRS, although an approval is not certain.

We have made significant capital investments in our territories within the last 13 years and, because this infrastructure is relatively new, we do not expect comparable capital investments to be required in the near term, either for growth or to maintain the existing infrastructure. Nevertheless, like all utilities, we have an established five-year capital improvement plan to make targeted capital investments to repair and replace existing infrastructure as needed, address operating redundancy requirements and improve the overall financial performance of the Company by lowering expenses, increasing revenue, and recognizing a portion of a deferred ICFA revenue.

Considering the favorable private letter ruling, it makes sense to accelerate as much of the five-year capital improvement program as possible, which we have done for items that qualify under the IRC section 1033

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

reinvestment criteria and will defer the tax liability to the maximum extent possible. It is important to note that the projected change in cash flow from the debt refinance, roughly $20 million over five years, would itself be almost sufficient to cover the accelerated capital improvement plan.

Although not part of the PLR, in addition to making capital investments, we can also make acquisitions of other like-kind properties, such as water and waste water utilities that would qualify under IRC section 1033 to similarly defer the gains and the taxes. The time horizon to make these qualifying acquisitions is three years from the end of the tax year in which the gain is realized, with the ability to apply to the IRS for extensions in one year increments. Based on experience, we believe we have up to five years to defer the gain in this regard, taking the timeline for these opportunities through 2020. Because it is unlikely that our accelerated capital improvement program can defer the tax liability fully and because there are potentially acquisition opportunities that can be accreted to our core business, we have begun to analyze such opportunities.

On an important related note, in 2016, there was significant positive development for the water industry within the state of Arizona, as it pertains to the Arizona Corporation Commission and the regulatory climate in which we operate. On July 25, 2016, after a series of water workshops at Global Water that many other utilities participated in, the Commission issued an order recommending numerous policy reforms. These reforms are intended to establish improved policies and procedures in the following areas: small water company rate cases; improved rate design; cost of capital reform; and, finally, water utility acquisition process and consolidation of small water utilities. On this last item, the specific purpose of the reforms pertains to elimination of unnecessary regulatory burdens on certain types of transactions and establish a policy for rate consolidation and direct incentive for acquisition.

On August 8, 2016, the Arizona Supreme Court also issued a critical opinion pertaining to a case about the scope of the Commission’s power and, specifically, about the constitutionality of the Commission’s adopted System Improvement Benefit surcharge mechanism, or SIB for short. Referred to in most other states and, generally, within the industry as a DSIC or Distribution System Improvement Charge. Arizona’s Residential Utility Consumer Office or RUCO had challenged the legality of the SIB. The case ultimately made its way to the Arizona Supreme Court, which ruled that establishing a SIB was within the powers of the Commission and, in the opinion, made it clear that the Commission has broad constitutional powers in setting rates.

While not all of these items are applicable to Global Water today, the importance of the water workshops and the subsequent commission order on policy reforms and the reaffirming of the SIB clearly indicate that the state of Arizona is dedicated to improving the regulatory climate and encouraging common sense progressive reforms that will assist in consolidation, reduction of regulatory lag and providing a fair opportunity for utilities of all sizes to earn their authorized rate of return.

To summarize the private letter ruling and the Company’s overall progress, combined with improving economic conditions and regulatory climates in Arizona, means that we are well-positioned to capitalize on strategic acquisition opportunities. That’s why Global Water’s immediate growth strategy for its regulated water, waste water, and recycled water business will remain driven by increased service connections, continued operating efficiencies and utility rate increases approved by the Arizona Corporate Commission. Global Water now has returned to its original mission to also aggregate water and waste water utilities, allowing our customers and the Company to realize the benefits of consolidation, regionalization and environmental stewardship, which we will pursue as the opportunities arise.

Before turning the call over to Mike to review our 2016 financial performance, I want to highlight a few additional items. I would like to remind everyone that our proved rate order for our operating utilities allows for rate increases to be phased in every year on January 1 of each year until the year 2021. The second- rate increase took effect on January 1 of 2016, which provided approximately $1 million of additional revenue in 2016.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

In addition to the annual phase-in of new rates, our utilities have seen steady, consistent, organic growth since January of 2009. Excluding the impact of the Valencia and Willow Valley operations, Global Water experienced positive growth and new connections in reestablishing service on previously vacant homes. As of December 31, 2016, active service connections increased by 1,115 to 37,387 compared to 36,272 as of December 31, 2015. This represents an annualized increase of 3.1%. The Company’s vacancy rate is now at 1.7%, after reaching a peak of 11.2% in February of 2009.

Metro Phoenix single family permit data remains very strong. Approximately 18,456 permits were issued in 2016, more than a 10% increase over last year. Experts project more than 22,000 permits for 2017 and nearly 25,000 permits for 2018, representing an additional 40% of growth over the next two years. For the City of Maricopa submarket, it continues to grow faster than Metro Phoenix, as the year-end permit totals stand at a 56% year-over-year increase. Additionally, finished lot activity is up substantially in our utilities, as more and more homebuilders are acquiring the finished lot inventory from developers and investors and putting new partials into home construction.

All of this confirms our long-held position that, as Metro Phoenix returns to more normalized permit volumes which, historically, have been north of 30,000 permits for years, this will quickly consume finished lot inventory in the major suburbs and we will continue to see more of the market share of this activity based on our significant available lot inventory. In short, we think the next three to five years could see very strong organic growth.

In conclusion, Global is continuing to realize meaningful results on all of the numerous initiatives successfully completed, which was very evident this year. Our competitive advantages remain the same: large and growing service areas, strong revenue growth rates, the ability to leverage existing capacity and strong free cash flow. Combined with strategic capital investment opportunities, we believe we will continue to provide meaningful returns to our shareholders.

I will now turn the call over to Mike.

Mike Liebman:

Thank you, Ron. Hello, everyone. Our discussion today refers to the consolidated financial information of the US company, Global Water Resources Inc., and all amounts discussed are in US dollars.   As a reminder, total revenues consist of both utility revenue, which is water, waste water, and recycled water services, as well as other unregulated revenues.

Total revenues for 2016 declined by $2.2 million or 6.7%, going from $32 million in 2015 to $29.8 million in

2016. Specifically, utility revenue was down by $1.6 million or 5.2% and unregulated revenue was down by $535,000. The decline in utility revenue was primarily a result of the disposition of both Valenc ia and Willow Valley. Adjusting for the Valencia and Willow Valley divestitures, adjusted revenues in 2016 were

$29.5 million compared to $27.9 million in 2015. This represents an increase of $1.6 million or 5.7% year- over-year. Adjusted utility revenue was up $2.1 million or 7.8% in 2016 versus 2015. This increase is due to increased rates pursuant to the 2014 rate order, 3.1% organic connection growth and higher consumption in 2016.

Operating expenses in 2016 were $24.5 million compared to $25.4 million in 2015. While this reflects a

$930,000 improvement, the breakdown is that 1) operating and maintenance expense was down $1.2 million, primarily as a result of the Valencia and Willow dispositions; 2) depreciation expense was $1.9 million lower, primarily due to the disposition of Valencia and Willow Valley as well; and 3) general and administrative expense was higher by $2.2 million, primarily due to the increase in deferred and board compensation, as well as the incremental costs associated with the GWRC merger in becoming a US public company.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

Turning to net income, Global Water had a net loss in 2016 of $2.9 million compared to net income of $21.4 million in 2015. This decline is primarily due to the large gain on the disposition of Valencia in 2015, combined with the lost revenue associated with the disposition of Valencia. Additionally, we incurred the higher interest cost associated with the debt refinance in Q2 of 2016, where we took a $3.2 million interest expense for the prepayment penalty of the loan and a $2.1 million interest expense for the write-off of deferred financing fees. These were offset by the previously mentioned increases in revenue from higher rates, organic connection growth, and higher consumption. Additionally, we generated $954,000 of other income associated with the discounted early payoff of our Sonoran acquisition liability and $585,000 in higher Buckeye royalties.

Adjusted EBITDA, adjust for non-recurring events, option expense related to awards made to the Board of Directors and our equity investment in FATHOM. In 2016, Adjusted EBITDA was $13.9 million compared to $15.7 million in 2015. This is a $1.8 million reduction and is primarily driven by 1) the lost EBITDA associated with Valencia operations; 2) higher stock-based compensation expense; and 3) US public company costs incurred in 2016. These were offset, again, by higher rates, organic connection growth, increased consumption and lower personnel costs.   Specifically, it’s worth pointing out that deferred compensation expense was $1.3 million higher in 2016 over 2015, primarily due to the 67% increase in stock price we received during 2016.

That concludes the update for 2016 results. I will now pass the call back to Ron.

Ron Fleming:

Thank you, Mike. So, in closing, I want to clearly address the question of what we will focus on. Global Water will take a disciplined approach to growth and value creation through the following means: we will work to grow recurring EBITDA by driving top-line revenue growth while creating operational efficiencies and aggressively managing controllable expenses so that revenue growth drops to the bottom line; we intend to use cash-on-hand to make targeted capital improvements that increase revenue, reduce expenses, build rate base and allow for recognition of deferred revenue, while having the added benefit of deferring the Valencia condemnation tax liability by approximately 38% for each offsetting investment; we will further look to defer the Valencia condemnation tax liability by replacing assets through accretive acquisitions with consolidation benefits; and finally, we will routinely analyze our dividend policy with the commitment to grow reoccurring dividend as we execute the plan. This commitment was demonstrated by the multiple dividend increases in 2016.

That concludes our prepared remarks. Thank you. Mike and I are now available to answer your questions.

Operator:

We will now begin the question-and-answer session. To join the question queue, you may press star, then one on your telephone keypad.   You will hear a tone acknowledging your request.   If you’re using a speakerphone, please pick up your handset before pressing any key. To withdraw your question, please press star, then two. We will pause for a moment as callers join the queue. Once again, if you have a question, please press star, then one.

This concludes the question-and-answer session. I would now like to turn the conference back over to Ron for any closing remarks.

Ron Fleming:

All right. Thank you, Operator. I just want to thank everyone for joining us today and your continued interest in Global Water. Thanks, and we look forward to speaking with you again.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Global Water Resources, Inc. – Fourth Quarter and Full Year 2016 Conference Call, March 10, 2017

Operator:

This concludes today’s conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.

Viavid Communications simplified

Global Water Resources, Inc.

Fourth Quarter and Full Year 2016 Conference Call

March 10, 2017

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262   1-604-929-1352    www.viavid.com